Exhibit 3.Exhibit Number

Standard Form of Series Designation of

Series #TICKER, a series of RSE Innovation, LLC

In accordance with the Second Amended and Restated Limited Liability Company Agreement of RSE Innovation, LLC (the “Company”) dated December 28, 2022 (the “Agreement”) and upon the execution of this Exhibit 3.Exhibit Number by the Company and RSE Innovation Manager, LLC in its capacity as Managing Member of the Company and Initial Member of Series #TICKER, a series of RSE Innovation, LLC (“Series #TICKER”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement as “Exhibit 3.Exhibit Number”.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Series #TICKER, a series of RSE Innovation, LLC
Effective date of establishment	EIN Date
Managing Member

RSE Innovation Manager, LLC, was appointed as the Managing Member of Series #TICKER with effect from the date of the establishment of Series #TICKER and shall continue to act as the Managing Member of Series #TICKER until dissolution of Series #TICKER pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	RSE Innovation Manager, LLC
Series Asset

The Series Assets of Series #TICKER shall comprise the Underlying Asset which will be acquired by Series #TICKER upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series #TICKER from time to time, as determined by the Managing Member in its sole discretion

Asset Manager	Rally Holdings LLC
Management Fee	As stated in Section 6.5
Purpose	As stated in Section 2.4
Issuance	Subject to Section 6.3(a)(i), the maximum number of Series #TICKER Interests the Company may issue is COUNT

Number of Series #TICKER Interests held by the Managing Member and its Affiliates	The Managing Member must purchase at least one (1) Series #TICKER Interest through the Initial Offering
Broker of Record	Dalmore Group, LLC
Brokerage Fee	Up to 1.00% of the purchase price of the Interests from Series #TICKER sold at the Initial Offering of the Series #TICKER Interests
Interest Designation	No Interest Designation shall be required in connection with the issuance of Series #TICKER Interests
Voting

Subject to the limitations set forth in Section 3.5, the Series #TICKER Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series #TICKER Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the Series #TICKER Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would materially and adversely affect the rights of the Series #TICKER Interests;

(b) modifies Section 11(a) or gives any Person a right to dissolve the Company;

(c)  modifies the term of the Company; or

(d) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series #TICKER Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series #TICKER Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the Series #TICKER Interests other than in accordance with Section 3.7
Sourcing Fee	No greater than $Sourcing Fee, which may be waived by the Managing Member in its sole discretion

Other rights

Holders of Series #TICKER Interests shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series #TICKER Interests

Officers	There shall initially be no specific officers associated with Series #TICKER, although, the Managing Member may appoint Officers of Series #TICKER from time to time, in its sole discretion
Aggregate Ownership Limit	As stated in Section 1.1
Minimum Interests	One (1) Interest per Member

Taxation as a Partnership

Notwithstanding Article IX of the Agreement, the Managing Member does not presently intend for Series #TICKER to elect to be treated as an association taxable as a corporation under Subchapter C of the Code. Instead, the Manager intends for Series #TICKER to be taxed as a partnership for federal (and applicable state and local) income tax purposes. The Managing Member shall designate a Person as the partnership representative of the Series.

The Managing Member shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Series as a partnership for U.S. federal (and applicable state and local) income tax purposes. If, however, the Managing Member determines, in its sole discretion, for any reason that it is not in the best interests of the Series to be characterized as a partnership, the Managing Member may take whatever steps, if any, are needed to cause the Series to be or to confirm that the each Series will be treated as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state and local) income tax purposes, including by making an election to be taxed as a “C” corporation pursuant to the Code (a “Change in Tax Classification”), without any approval or vote of the Economic Members of the Series being required, and to make such filings and to undertake such actions as required to effect such Change in Tax Classification. At the time and following any Change of Tax Classification, the Managing Member shall have the right, without any approval or vote of the Economic Members of the Series being required, to amend this Series Designation as reasonably required to effect the Change in Tax Classification and to provide for the operations of the Series following such event. Notwithstanding anything in the Agreement or this Series Designation to the contrary, in the event U.S. federal (and/or applicable state and local) income tax laws, rules or regulations are enacted, amended, modified or applied after the date hereof in such a manner as to require or necessitate that the Series no longer be treated as a partnership for U.S. federal (and/or applicable state and local) income tax purposes, then the first sentence of this paragraph shall no longer apply.

Fiscal Year	As stated in Section 8.2
Information Reporting	As stated in Section 8.1(c)
Termination	As stated in Section 11.1(b)
Liquidation	As stated in Section 11.3

Amendments to this Exhibit 3.Exhibit Number	As stated in Article XII